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QUAKER STATE CORPORATION AND SUBSIDIARIES                            EXHIBIT 12
Statement re Computation of Ratio of Earnings to Fixed Charges


FOR THE NINE MONTHS ENDED SEPTEMBER 30
(in thousands)                                             1998        1997
                                                          -------     -------
Interest expense                                          $21,899     $20,251
Interest factor of rental expense                           6,883       6,879
                                                          -------     -------
Total fixed charges                                       $28,782     $27,130
                                                          =======     =======

Income from continuing operations before income taxes     $ 8,929     $28,970
Fixed charges                                              28,782      27,130
                                                          -------     -------
Total earnings                                            $37,711     $56,100
                                                          =======     =======

Ratio of earnings to fixed charges                            1.3         2.1
                                                          =======     =======

(1) Interest factor of rental expense computed based on: (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.

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